THIS AMENDMENT AGREEMENT is dated [*] June 2014 and is effective from 10 June 2014 (the "Agreement")

BETWEEN:

(1)	ASHMORE INVESTMENT MANAGEMENT LIMITED, a company incorporated in England and whose registered office is at 61 Aldwych, London WC2B 4AE (the "Investment Manager"); and

(2)	CITY NATIONAL ROCHDALE, LLC a limited liability company organised under the laws of the state of Delaware (the "Adviser").

RECITALS:

(A)	The Adviser and the Investment Manager entered into an Investment Management Agreement dated 10 June 2014 (the "IMA").

(B)	The Company and the Investment Manager wish to amend the IMA in accordance with Article 8.2 of the IMA.

NOW, THEREFORE, in consideration of the mutual agreements contained herein, the parties hereby agree as follows:

1.	Interpretation

1.1	Capitalised terms used herein but undefined shall have the same meanings given to them in the IMA.

1.2	References to sections are to sections of the IMA and headings are inserted for convenience of reference only and shall not affect the construction of or the interpretation of this Agreement

2.	Amendment of Appendix A of the IMA

2.1	The Adviser and the Investment Manager agree to replace Appendix A of the IMA with the revised Appendix A attached hereto as Annexure 1.

3.	Miscellaneous

3.1	No variation to this Agreement shall be effective unless made in writing executed by the parties.

3.2	This Agreement may be executed in any number of counterparts each of which shall be an original but so that such counterparts shall constitute one and the same Agreement.

Signed by:

For and on behalf of
ASHMORE INVESTMENT MANAGEMENT LIMITED

By:
Name:	Paul Robinson
Title:	Authorised Signatory
Date:	4-8-2016

Signed by:

For and on behalf of
CITY NATIONAL ROCHDALE, LLC

By:
Name:	Bruce Simon
Title:	CIO
Date:	July 28, 2014

APPENDIX A

Investment Guidelines

1.	Investment Objective

The Account will mainly seek to access the returns available from Emerging Market high-yielding transferable debt securities and other high-yield instruments, with a particular focus on public sector and private sector Corporate bonds denominated in U.S. Dollars and other major currencies.

2.	Account Benchmark

JP Morgan CEMBI Broad Diversified (Non-IG) (the "Benchmark")

3.	Investment Guidelines

Investments which may be held by the Account are disclosed in the Registration Statement.

4.	Investment Restrictions

The Account will observe the following investment restrictions:

i.	The Account must invest at least 80% of its net assets in high yield bonds issued by Corporates, Sovereigns or Quasi Sovereigns in Emerging Markets.

ii.	The Account may not invest more than 5% of its net assets in a single issue (based on market value);

iii.	The Account may not invest more than 10% of its net assets in a single issuer;

iv.	The Account may not invest more than 20% of its net assets in a single Emerging Market country;

v.	The Account may not invest more than 500 basis points in excess of the Benchmark's weighting in each of Ukraine and Russia.

vi.	The Account may only be permitted to invest its net assets in investments denominated in U.S. Dollars or the currencies of other G7 countries;

vii.	The Account may only use FX forwards (deliverable and non-deliverable) for the purpose of hedging currencies of G7 countries; and

viii.	The Account may not invest more than 1,500 basis points in excess of the Benchmark's weighting in any particular industry or particular group of industries.

All of the above restrictions are applied at the time of investment.

5.	Definitions

Corporate: means an entity that is not a Sovereign or a Quasi Sovereign entity but is either domiciled in, or derives at least 50% of its revenues in or from, one or more Emerging Markets.

Emerging Markets: means any country included by the International Monetary Fund in its list of Emerging and Developing Economies, any country which is considered a low-income, lower-middle-income, or upper-middle-income economy by the World Bank, and all countries represented in any widely-recognized index of emerging market securities.

Sovereign: means an Emerging Market government.

Quasi Sovereign: means an entity (including a local or regional governmental body) that is fully guaranteed by a Sovereign or 100% directly or indirectly owned or controlled by a Sovereign. For the avoidance of doubt, a province is classified as a Quasi Sovereign.

6.	Other

The Investment Guidelines shall not be deemed to have been breached as a result of changes in the price or value of investments (the "Original Investments") held by the Account brought about through market forces or movements in the market. If any Investment Guidelines are exceeded as a result of such market forces or movements or are otherwise breached, the Investment Manager shall:

-	acquire no further investments for the account of the Account which at the date of acquisition would result in any Investment Guidelines being further exceeded or breached; and

-	consider the steps to be taken to remedy the situation, if any,

provided that the investment Manager shall always be entitled to acquire or dispose of investments with a view to remedying any such excess or breach or, if in its opinion it is in the Account's best interests to do so, otherwise retain the Original Investments in full.

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